Exhibit 99.3

MEDIA CONTACTS AMC Entertainment Inc. (816) 480-2548
FOR IMMEDIATE RELEASE	Justin Scott, JuScott@amctheatres.com

AMC ENTERTAINMENT INC. ANNOUNCES

A CASH TENDER OFFER FOR ITS OUTSTANDING

$250 MILLION 8 5/8% SENIOR NOTES DUE 2012

Kansas City, Missouri (May 26, 2009) — AMC Entertainment Inc. (“AMC” or the “Company”) announced today that it is commencing a tender offer to purchase any and all of its outstanding $250 million in aggregate principal amount of 8 5/8% Senior Notes due 2012 (the “2012 Notes”) through a cash tender offer (the “Tender Offer”) with the proceeds from the Company’s concurrent private placement of $300 million in aggregate principal amount of Senior Notes due 2019, which was also announced today by the Company.

The Tender Offer will expire at midnight New York City time on June 22, 2009, (the “expiration date”).  Under the terms of the Tender Offer, holders of the 2012 Notes who validly tender and do not validly withdraw their 2012 Notes and consents prior to 5:00 p.m. New York City time on June 8, 2009, such time and date which may be extended, or the “consent date,” will receive the “total consideration,” which is equal to (i) $1,000 per $1,000 in principal amount of 2012 Notes validly tendered, or the “tender consideration,” plus (ii) $30 per $1,000 in principal amount of the 2012 Notes validly tendered, or the “consent payment.”  Holders of the 2012 Notes who validly tender their 2012 Notes after the consent date but on or before the expiration date will receive only the tender consideration.  In both cases, holders whose 2012 Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the 2012 Notes to, but not including, the applicable settlement date.

In connection with the Tender Offer, the Company is soliciting the consents of holders of the 2012 Notes to certain proposed amendments to the indenture governing the 2012 Notes (the “Consent Solicitation”).  The primary purpose of the Consent Solicitation and proposed amendments is to eliminate substantially all of the restrictive covenants and certain events of default and reduce the required notice period contained in the optional redemption provisions of the indenture.  The Company intends to redeem any 2012 Notes that remain outstanding after the consummation of the Tender Offer at a price of $1,021.56 per $1,000 principal amount of Notes as promptly as practicable after August 15, 2009 in accordance with the terms of the indenture.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the 2012 Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

The Tender Offer is contingent upon the satisfaction of certain conditions, including (a) the raising of at least $300 million in gross proceeds by the Company from the Notes offering described above and (b) the receipt of requisite consents in order to adopt the proposed amendments to the indenture governing the 2012 Notes.  If any of the conditions are not satisfied, the Company is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered 2012 Notes and may even terminate the Tender Offer.  Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in the Company’s offer to purchase and consent solicitation, dated May 26, 2009.

Requests for documents relating to the Tender Offer may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 488-1500 or (212) 430-3774.  Credit Suisse Securities (USA) LLC will act as Dealer Manager for the Tender Offer and Solicitation Agent for the Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 and (212) 538-1862.

Forward Looking Statements

Certain statements in this press release, as well as reports and other information the Company files with the Securities and Exchange Commission, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: national, regional and local economic conditions that may affect the markets in which the Company and the Company’s joint venture investees operate; the levels of expenditures on entertainment in general and movie theatres in particular; increased competition within movie exhibition or other competitive entertainment mediums; technological changes and innovations, including alternative methods for delivering movies to consumers; the popularity of major motion picture releases; shifts in population and other demographics; the Company’s ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to the Company; the Company’s need for, and ability to obtain, additional funding for acquisitions and operations; risks and uncertainties relating to the Company significant indebtedness; fluctuations in operating costs; capital expenditure requirements; changes in interest rates; and changes in accounting principles, policies or guidelines.  This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive.  In addition, new risks and uncertainties may arise from time to time.  Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.  Except as required by law, the Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About AMC Entertainment Inc.

Headquartered in Kansas City, Mo., AMC Entertainment Inc. is a leading theatrical exhibition and entertainment company. With a history of industry leadership and innovation dating back to 1920, the company today serves hundreds of millions of guests annually through interests in 307 theatres with 4,612 screens in five countries. www.amctheatres.com

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